EXHIBIT 5.1

ATTORNEYS AT LAW	VINSON & ELKINS L.L.P. 3700 TRAMMELL CROW CENTER 2001 ROSS AVENUE DALLAS, TEXAS 75201-2975 TELEPHONE (214) 220-7700 FAX (214) 220-7716 www.velaw.com
May 2, 2008
Pioneer Southwest Energy Partners L.P.
5205 North O’Connor Boulevard
Suite 200
Irving, Texas 75039
Ladies and Gentlemen:
     We have acted as counsel for Pioneer Southwest Energy Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the Partnership’s registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of an aggregate of up to 3,000,000 common units representing limited partner interests in the Partnership (the “Common Units”), pursuant to the Partnership’s registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on May 2, 2008.
     In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Partnership and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Partnership’s First Amended and Restated Agreement of Limited Partnership, (iii) the Partnership’s Certificate of Limited Partnership and Certificate of Amendment to Certificate of Limited Partnership, (iv) the Pioneer Southwest Energy Partners L.P. 2008 Long Term Incentive Plan (the “Plan”), and (v) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter.
     We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents.
     Based on the foregoing and subject to the limitations set forth herein, we are of the opinion that the Common Units have been duly authorized and, when the Common Units are issued in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, which govern the awards to which Common Units relate, will be validly issued and fully paid and non-assessable.
     This opinion is limited in all respects to the federal laws of the United States of America, to the laws of the State of Texas and to the Delaware Revised Uniform Limited Partnership Act, and we do not express any opinion as to the laws of any other jurisdiction.
     This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Vinson & Elkins L.L.P.